PARTNERS

IN SCIENCE HOLDINGS, INC.

Strategic Alliance Agreement

This Strategic Alliance Agreement (“Agreement”) is entered into as of February 23, 2007, between Partners In Science Holdings, Inc. (“Company”), and Metabolic Research, Inc. (“Ally”).

General

The Company is a technology company that develops or acquires, manufactures, markets and  distributes nutritional supplements for immune system support against cancer.”; and

Whereas the Ally is a technology company that develops or acquires, manufactures, markets and  distributes nutritional supplements for immune system support against inflammation disease and in particular, arthritis; and

Whereas the Products of the Company and the Ally are not competitive; and

Whereas Company, and the Ally desire to form a marketing and distribution alliance with the intention of each adding to the Market “reach” of the other.

Now therefore, in consideration for the mutual promises, covenants, and Agreements made below, the parties, intending to be legally bound, agree as follows:

1.

The Alliance The Parties will fully cooperate in inserting each other’s products into their marketing and distribution channels.

2.

Term:  The subject cooperation shall be for an initial period of three years at which time each Party will assess results as a foundation for renewal or alteration of this Agreement.

3.

Compensation:  Each Party will extend to the other its usual factory discount allowances for sales including such rights and residuals as customary.

4.

Established Distribution:  Each Party will respect existing distribution and accounts of the other party.

5.

Contracts:  The Parties will exchange, as an integral part of this Agreement, their respective Marketing/Sales Contracts containing definitive rights, privileges, and obligations.

6.

Proprietary Information. Each party acknowledges that it may be furnished with or may otherwise receive or have access to information or material that relates to past, present or future products, software, research development, inventions, processes, techniques, designs or technical information and data, and financial, management, and marketing plans or information. Each party agrees to preserve and protect the confidentiality of the Proprietary Information and all of its physical forms, whether disclosed to the other party before this Agreement is signed or afterward, including the terms of this Agreement. In addition, a party shall not disclose or disseminate the Proprietary Information for its own benefit or for the benefit of any third party. The previously stated obligations do not apply to any information that (1) is publicly known; (2) is given to a party by someone else who is not obligated to maintain confidentiality; or (3) a party had already developed prior to the day this Agreement is signed, as evidenced by documents.

7.

Governing Law and Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of Nevada.

8.

Entire Agreement. The parties acknowledge that this Agreement expresses their entire understanding and agreement, and that there have been no warranties, representations, covenants or understandings made by either party to the other except such as are expressly set forth in this section.

We have carefully reviewed this contract and agree to and accept its terms and conditions. We are executing this Agreement as of the day and year first written above.

Company

Title

By /s/ T.W. Owen

Chief Operating Officer

Printed Name: T.W. Owen

Ally

Title

By: /s/ Nick Montesano

Chief Executive Officer

Printed Name: Nick Montesano